Exhibit 10.26

DESCRIPTION OF NATHAN ZOMMER’S CASH BONUSES

On November 23, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of IXYS Corporation (the “Company”) set objectives to use in determining the amount of the cash bonus payable to Dr. Nathan Zommer, the Chief Executive Officer of the Company, in respect of the fiscal year ending March 31, 2005. The Committee also established weights for the objectives, to indicate their relative importance. In setting the objectives and weights, the Committee approved the following language:

“These objectives, along with the weights accorded them, represent guidelines for the Committee to use in evaluating the bonus to be paid to the Chief Executive Officer and for the Chief Executive Officer to use in understanding the goals of the Compensation Committee for his performance. As guidelines, the objectives and weights are not determinative in and of themselves of the amount of the bonus. The amount of the bonus will be determined by the Committee in light of its evaluation of the Chief Executive Officer’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider factors not set forth below in ultimately determining the amount of the bonus. Thus, the amount of the bonus to be paid is in the discretion of the Committee, to be determined after completion of the fiscal year.”

The objectives are described below:

1. A quantitative target for net income for fiscal 2005;

2. Presentation of 3 year, rolling business plan
(covering fiscal years 2006, 2007 and 2008)
by February 2005;

3. A quantitative target for net revenues for fiscal 2005;

4. A quantitative target for gross margin for fiscal 2005;

5. Completion of compliance with Section 404 of
the Sarbanes-Oxley Act with an unqualified attestation
report from the auditors for fiscal 2005; and

6. Overall performance during fiscal 2005.

Objectives 1, 3, and 4 will be measured against the audited financial statements of the Company for fiscal 2005.

The Board of Directors of the Company had previously approved, at a meeting on February 20, 2004, a target cash bonus for Dr. Zommer of $250,000 for the fiscal year ending March 31, 2005. In setting the target, it was noted that the actual cash bonus could be more or less than that amount, in light of his performance.

On November 23, 2004, the Committee also approved a cash bonus to Dr. Zommer of $700,000, payable in increments of $100,000 per fiscal quarter, commencing with the fiscal quarter ending December 31, 2004. A condition to the Company’s obligation to pay any increment is that Dr. Zommer continues to be the Chief Executive Officer on the last day of the corresponding fiscal quarter.

On June 2, 2005, the Committee set potential bonus levels and objectives to use in determining the amount of the cash bonus payable to Dr. Zommer in respect of the fiscal year ending March 31, 2006. The Committee also established weights for the objectives, to indicate their relative importance. In doing so, the Committee considered the advice of an independent compensation consultant.

In setting the bonus levels, objectives and weights, the Committee approved the following language:

“The bonus levels and objectives, along with the weights accorded the objectives, represent guidelines for the Committee to use in evaluating the bonus to be paid to the Chief Executive Officer and for the Chief Executive Officer to use in understanding the goals of the Compensation Committee for his performance. As guidelines, the bonus levels, objectives and weights are not determinative in and of themselves of the amount of the bonus. The amount of the bonus will be determined by the Committee in light of its evaluation of the Chief Executive Officer’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider factors not set forth below in ultimately determining the amount of the bonus. Thus, the amount of the bonus to be paid is in the discretion of the Committee, to be determined after completion of the fiscal year.”

The Committee set three different potential levels for Dr. Zommer’s fiscal 2006 cash bonus as follows:

Acceptable performance: $250,000

Target bonus: $300,000

Performance above expectations: $400,000

The objectives are described below:

1. A quantitative target for net revenues for fiscal 2006;

2. A quantitative target for gross margin for fiscal 2006; and

3. Overall performance during fiscal 2006, including an evaluation of infrastructure development, the business plan and the integration of acquisitions.